Exhibit 5.1

Harney Westwood & Riegels (BVI) LP

Craigmuir Chambers, PO Box 71

Road Town, Tortola VG1110

British Virgin Islands

Tel: +1 284 494 2233

Fax: +1 284 494 3547

16 October 2025

george.weston@harneys.com

+1 284 852 4333

061318.0003/GYW/PKM

WESHOP HOLDINGS LIMITED

c/o CCS Trustees Limited

Mandar House, 3rd Floor

P.O. Box 2196

Johnson’s Ghut

Tortola, VG1110

British Virgin Islands

Dear WeShop Holdings Limited

WeShop Holdings Limited, Company No 2046056 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the public offering of up to 12,500,000 WePoints (as detailed further in the Registration Statement). Each whole WePoint shall entitle the registered holder thereof, subject to the provisions of such WePoint and of the Shareback Agreement, to redeem one WePoint for one Class A Ordinary Share (Class A Ordinary Shares) held by the WeShop Community Trust initially no earlier than 395 days after such WePoints are awarded.

The Class A Ordinary Shares are being sold pursuant to the Company’s Registration Statement on Form F-1 and accompanying prospectus (Prospectus) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Registration Statement).

Where the context provides, capitalised terms defined in the Registration Statement shall have the same meanings when used in this opinion.

We are furnishing this opinion as Exhibit 5.1 and 23.2 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which are all the documents which we consider necessary and appropriate for the matters set out in this legal opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

A list of partners is available for inspection at our offices.

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1.	The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2.

When the WePoints are issued as contemplated by the Shareback Agreement, such WePoint will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Harney Westwood & Riegels (BVI) LP

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Schedule 1

List of Documents and Records Examined

1	A copy of the Company’s certificate of continuation and the memorandum and articles of association of the Company dated 16 October 2020, as amended on 19 September 2025 (Memorandum and Articles) which our searches dated 16 October 2025 show have not been subsequently amended.

2	The records and information certified by CCS Trustees Limited, the registered agent of the Company, on 25 September 2025 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate).

3	The public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 16 October 2025.

4	A certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 19 September 2025.

5	The records of proceedings on file with, and available for inspection on 16 October 2025 at the High Court of Justice, British Virgin Islands.

6	Copies of the resolutions of the board of directors of the Company dated 25 September 2025 approving, amongst other things, the Company’s entry into, and authorising the execution and delivery by the Company of, the Statement (the Resolutions).

(1 to 6 above are the Corporate Documents).

7	The Registration Statement.

8	The shareback agreement entered into on or around the date of this opinion between the Company, The WeShop Community Trust, a Delaware special purpose trust and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A. as the Company’s Transfer Agent (the Shareback Agreement).

The Corporate Documents and the documents referred to at 7 and 8 above are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the filing of the Registration Statement and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Statement which has not been properly disclosed in the Resolutions.

2	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and issuing the securities as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement conforms in every material respect to the latest draft of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

4	Non-assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

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